UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2024

ANTARES STRATEGIC CREDIT FUND

(Exact name of registrant as specified in its charter)

Delaware	814-01700	93-3416650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 West Monroe Street

Chicago, IL 60661

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 638-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2024, Antares Strategic Credit SPV LLC (“Credit SPV”), a wholly-owned subsidiary of Antares Strategic Credit Fund (the “Fund”), as borrower, and the Fund, as equity holder and servicer, entered into a loan facility (the “Loan Facility”) for revolving and term loans pursuant to a Loan and Servicing Agreement (the “Agreement”), with the lenders from time to time party thereto, Société Générale, as agent (the “Agent”), U.S. Bank Trust Company, National Association, as collateral agent (“Collateral Agent”) and collateral administrator, and U.S. Bank National Association, as document custodian. The Agreement is effective as of January 19, 2024. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Loans under the Loan Facility initially bear interest at (i) a per annum rate equal to Term SOFR plus an additional margin calculated as a percentage of the aggregate principal balance of the underlying collateral obligations (the “Margin”) for Loans denominated in U.S. Dollars, (ii) EURIBOR plus the Margin for loans denominated in Euros, (iii) Daily Compounded Canadian Overnight Repo Rate Average plus the Margin for loans denominated in Canadian Dollars, and (iv) Daily Simple SONIA plus the Margin for loans denominated in Great British Pounds. The Margin will equal 1.90% with respect to the portion of the Loan Facility used to finance acquisitions of broadly-syndicated loans (subject to a maximum of 20%) and 2.40% with respect to the portion of the Loan Facility used to finance acquisitions of middle-market loans, subject to a step-up of 2.00% following the occurrence of an Event of Default.

The initial maximum principal amount under the Agreement is $450 million and the Agreement includes an accordion provision to permit increases to the total facility amount up to a maximum of $1 billion, subject in each case to the satisfaction of certain conditions, and, for any increases above $750 million, consent of the Agent and the Lenders. Proceeds from loans made under the Loan Facility may be used for Credit SPV’s general corporate purposes, to fund collateral obligations acquired by Credit SPV, to pay certain fees and expenses and to make distributions to the Fund, subject to certain conditions set forth in the Agreement. Revolving loans borrowed under the Loan Facility may be repaid and reborrowed until the end of the Revolving Period, which can occur no later than January 19, 2027 (unless extended), and all amounts outstanding under the Loan Facility must be repaid by January 19, 2029.

The Agreement includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for loan facilities of this nature.

The description above is only a summary of the material provisions of the Agreement and is qualified in its entirety by reference to a copy of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of Direct Financial Obligation

The information included under Item 1.01 above regarding the Agreement and the Loan Facility is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

On January 19, 2024, the Fund issued and sold approximately 12 million shares of the Fund’s common shares of beneficial interest, par value $0.001 per share (“Common Shares”) for an aggregate offering price of approximately $300.0 million.

The sale of Common Shares was made pursuant to the subscription agreement (the “Subscription Agreement”) entered into with the relevant investor.

The issuance of Common Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Fund relied, in part, upon representations from the relevant investor in the Subscription Agreement that the investor is an “accredited investor” as defined in Regulation D under the Securities Act.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.

10.1*	Loan and Servicing Agreement dated January 19, 2024 by and among Antares Strategic Credit SPV LLC, as borrower, Antares Strategic Credit Fund, as equity holder and servicer, the lenders from time to time party thereto, Société Générale, as agent, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association, as document custodian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2024	ANTARES STRATEGIC CREDIT FUND

	By:	/s/ Venugopal Rathi
Name: Venugopal Rathi
Title: Chief Financial Officer